Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

BIOFORCE NANOSCIENCES HOLDINGS, INC.

ARTICLE I

Name

The name of the Company is BioForce NanoSciences Holdings, Inc.

ARTICLE II

Business

The purpose and nature of the business, objectives, or purposes to be transacted, promoted, or carried on by the Company shall be to engage in any lawful activity, to do all and everything necessary, suitable, and proper to accomplish the foregoing, and to engage in any and every activity and business enterprise which the Company’s board of directors (the “Board of Directors”) may, from time to time, deem reasonably necessary, providing the same shall not be inconsistent with the Nevada Revised Statutes (the “NRS”).

ARTICLE III

Capital Stock

1. Authorized Stock.  The total number of shares of stock which the Company shall have authority to issue is 1,000,000,000, consisting of 900,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

2. Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized to create and provide for the issuance of shares of the Preferred Stock in series, and by filing a certificate pursuant to the applicable section of the NRS (the “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The designation of the series, which may be by distinguishing number, letter or title.

(b) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(c) Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series.

(d) The dates at which dividends, if any, shall be payable.

(e) The redemption rights and price or prices, if any, for shares of the series.

(f) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(g) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

(h) Whether the shares of the series shall be convertible into shares of any other class or series, or any other security of the Company or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(i) Restrictions on the issuance of shares of the same series or of any other class or series.

(j) The voting rights, if any, of the holders of shares of the series.

(k) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board of Directors shall determine.

3. Series A Preferred Stock.

(a) Designations and Amount.  Ten Million (10,000,000) shares of the Preferred Stock of the Corporation, $0.001 par value per share, shall constitute a class of Preferred Stock designated as “Series A Preferred Stock” (the “Series A Preferred Stock”) with a face value of $0.001 per share (the “Face Amount”).

The Series A Preferred Shares shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations:

(b) Designation, Amount and Par Value.   This series of preferred stock shall be designated as this Corporation’s Series A Preferred Stock (the “Series A Stock”) and the number of shares so designated shall be up to 10,000,000   Each share of Series A Preferred Stock shall have a par value of $.001 per share and a stated value equal to $.001.

(c) Dividends.   The Holders of outstanding Series A Preferred Stock shall be entitled to receive 100 times the dividends per share of Series A Stock as are paid for each share of the Corporation’s common stock.

(d) Voting Rights.    In addition to voting as a class as to all matters that require class voting under the Nevada Revised Statutes, the holders of the Series A Stock shall vote on all matters with the holders of the Common Stock (and not as a separate class) on one hundred votes per Series A Stock (100:1) basis.  The holders of the Series A Stock shall be entitled to receive all notices relating to voting as are required to be given to the holders of the Common Stock.

(e) Rank. The Series A Stock shall, with respect to the rights on liquidation be entitled to receive 100 for 1 Share of liquidation proceeds as compared to each share of common stock, $.001 par value per share.

(f) Redemption. Shares of Series A Preferred Stock may not be redeemed by the Corporation absent the consent of the holder thereof.

(g) Conversion.

(i) Each share of Series A Stock shall be convertible, without any payment of additional consideration by the holder thereof and at the option of the holder thereof, at any time after the Series A Issue Date at the conversion ratio of one (1) share of Series A Stock for one hundred (100) shares of Common Stock.

(ii) The Conversion Ratio shall be subject to adjustment in accordance with the following:

a)  In case the Corporation shall have at any time or from time to time after the Series A Issue Date, paid a dividend, or made a distribution, on the outstanding shares of Common Stock in shares of Common Stock, subdivided the outstanding shares of Common Stock, combined the outstanding shares of Common Stock into a smaller number of shares of issued by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and with respect to each such case, the Conversion Ratio shall be adjusted so that the holder of any shares of Series A Stock shall be entitled to receive upon conversion the number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive immediately prior to such events or the record date therefor, whichever is earlier, assuming the Series A Stock had beenconverted into Common Stock, it being the intention of the foregoing, to provide the holders of Series A Stock with the same benefits and securities as such holders would have received as holders of Common Stock if the Series A Stock had been converted into Common Stock at the Conversion Ratio on the Series A Issue Date and such holders had continued to hold such Common Stock.

b)  In case the Corporation shall at any time or from time to time after the Series A Issue Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries by way of dividend or spin-off), on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in clause (i) of this section (b), then the holders of the Series A Stock shall be entitled to receive upon conversion their pro rata share of any such dividend or other distribution on an as converted basis; provided, however, that any plan or declaration of a dividend or distribution shall not have been abandoned or rescinded.

c)  If the Corporation shall be a party to any transaction including without limitation, a merger, consolidation, sale of all or substantially all of the Corporation’s assets or a reorganization, reclassification or recapitalization of the capital stock, (such actions being referred to as a “Transaction), in each case, as a result of which shares of Common Stock are converted into the right to receive stock securities or other property (including cash or any combination thereof), each share of Series A Stock shall thereafter be convertible into the number of shares of stock or securities or property to which a holder of the one hundred times the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Stock would have been entitled upon such Transaction; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions set forth in this Subsection, with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Subsection shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Stock. The Corporation shall not effect any Transaction (other than a consolidation or merger in which the Corporation is the continuing corporation) unless prior to or simultaneously with the consummation thereof the Corporation, or the successor corporation or purchaser, as the case may be, shall provide in its charter document that each share of Series A Stock shall be converted into such shares of stock, securities or property as, in accordance with the foregoing provisions, each such holder is entitled to receive.  The provisions of this paragraph shall similarly apply to successive Transactions.

(iii) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section (b) and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Stock against impairment.

(iv) In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Corporation shall mail to each holder of Series A Stock a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution at least ten (10) day prior to such record date.

(v) The Corporation shall, at or prior to the time of any conversion, take any and all action necessary to increase its authorized, but unissued Common Stock and to reserve and keep available out of its authorized, but unissued Common Stock, such number of shares of Common Stock as shall, from time to time, be sufficient to effect conversion of the Series A Stock.

4. Common Stock.  The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.  Each share of the Common Stock shall be equal to each other share of the Common Stock.  The holders of shares of the Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

5. Reverse Split.  Simultaneously with the effective date of this Amendment (the “Effective Time”) each of five (5) shares of the Company’s Common Stock, par value $.001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the “Reverse Split”), into one (1) share of the Company’s outstanding Common Stock (the “New Common Stock”), subject to the treatment of fractional share interests as described below.  Each holder of shares which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (“Old Shares,” whether one or more) shall be entitled to receive upon surrender of such Old Shares to the Company’s transfer agent for cancellation, New Common Stock or certificates representing the number of whole shares of the New Common Stock into and for which the shares of the Old Shares so surrendered are reclassified under the terms hereof.  From and after the Effective Time, Old Shares shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares.  No fractional shares or certificates of fractional share interests in New Common Stock will be issued to shareholders who own fewer than 5 common shares immediately prior to the Effective Time.  Instead of issuing fractional shares to such holders, such fractional shares shall be rounded up to one whole share of common stock.  If any New Certificate is to be issued such certificates must be submitted to the Board of Directors for their approval, in their discretion.  In addition, if shares of New Common Stock are to be issued in a name other than the one in which the Old Shares were issued, the Old Shares so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps, if any, shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock or transfer tax stamps to the Old Shares surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable.  From and after the Record Date, the amount of capital shall be represented by the shares of the New Common Stock into which and for which the shares of the Old Shares are reclassified, without increasing or decreasing the amount of stated capital or paid in surplus of the Company.  All references elsewhere in the Articles of Incorporation, as amended, to the “Common Stock” shall, after the Effective Time, refer to the “New Common Stock.”  The filing of the Amendment shall not cause any change in the number of shares of any series of Preferred Stock that are issued and outstanding at the time the Amendment is filed.

6. Voting Rights.  Except as may be provided in these Articles of Incorporation or in a Preferred Stock Designation, or as may be required by applicable law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of shares of the Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.  At each election for directors, every stockholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote.  It is expressly prohibited for any stockholder to cumulate his votes in any election of directors.

7. Denial of Preemptive Rights.  No stockholder of the Company shall, by reason of his holding shares of any class, have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Company, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities would adversely affect dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of the Company, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

8. Record Date.  The Board of Directors may prescribe a period not exceeding 60 days before any meeting of the stockholders during which no transfer of stock on the books of the Company may be made, or may fix, in advance, a record date not more than 60 or less than 10 days before the date of any such meeting as the date as of which stockholders entitled to notice of and to vote at such meetings must be determined.  Only stockholders of record on that date are entitled to notice or to vote at such a meeting.  If a record date is not fixed, the record date is at the close of business on the day before the day on which notice is given or, if notice is waived, at the close of business on the day before the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders applies to an adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting.  The Board of Directors must fix a new record date if the meeting is adjourned to a date more than 60 days later than the date set for the original meeting.

ARTICLE IV

Election of Directors

1. Number.  The business and affairs of the Company shall be conducted and managed by, or under the direction of, the Board of Directors.  The total number of directors constituting the entire Board of Directors shall be fixed and may be altered from time to time by or pursuant to a resolution passed by the Board of Directors, but shall not be less than one.

2. Vacancies.  Except as otherwise provided for herein, newly created directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the newly created directorship or for the directorship in which the vacancy occurred, and until such director’s successor shall have been duly elected and qualified, subject to his earlier death, disqualification, resignation or removal.  Subject to the provisions of these Articles of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. Removal of Directors.  Except as otherwise provided in any Preferred Stock Designation, any director may be removed from office only by the affirmative vote of the holders of a majority or more of the combined voting power of the then outstanding shares of capital stock of the Company entitled to vote at a meeting of stockholders called for that purpose, voting together as a single class.

ARTICLE V

Meetings of Stockholders

Meetings of stockholders of the Company (the “Stockholder Meetings”) may be held within or without the State of Nevada, as the Bylaws of the Company (the “Bylaws”) may provide.  Special Stockholder Meetings may be called only by (a) the Chairman of the Board, (b) the Chief Executive Officer, (c) the President, (d) the holders of at least 10 percent of all of the shares entitled to vote at the proposed special meeting, or (e) the Board of Directors pursuant to a duly adopted resolution.  Special Stockholder Meetings may not be called by any other person or persons or in any other manner.  Elections of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VI

Limitation of Liability

Except as otherwise provided in the NRS, a director or officer of the Company shall not be personally liable to the Company or its stockholders for damages as a result of any act or failure to act in his capacity as a director or officer; provided, however, that this Article shall not eliminate or limit the liability of a director or officer (a) if it is proven that his act or failure to act constituted a breach of his fiduciary duties and such breach involved intentional misconduct, fraud or a knowing violation of law, or (b) under Section 78.300 of the NRS.

If the NRS is amended after the date of filing of these Articles of Incorporation to authorize corporate action further limiting or eliminating the personal liability of a director, then the liability of the directors of the Company shall be limited or eliminated to the fullest extent permitted by the NRS, as so amended, or a similar successor provision.  Any repeal or modification of this Article by the stockholders of the Company or otherwise shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

ARTICLE VII

Indemnification

1. Discretionary Indemnification.  (a) The Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable pursuant to Section 78.138 of the NRS; or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 of the NRS or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(b) The Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation.  partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (i) is not liable pursuant to Section 78.138 of the NRS; or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the courts deem proper.

2. Determination of Discretionary Indemnification.  Any discretionary indemnification pursuant to Section 1 of this Article VII, unless ordered by a court or advanced pursuant to this Section 2, may be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:

(a) By the stockholders; or

(b) By the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company.

3. Mandatory Indemnification.  To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 of this Article VII, or in defense of any claim, issue or matter therein, the Company shall indemnify him against expenses, including attorneys’ fees actually and reasonably incurred by him in connection with the defense.

4. Non-Exclusivity.  The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article VII:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 1 of this Article VII, or for the advancement of expenses made pursuant to Section 2 of this Article VII may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of any such person.

5. Insurance.  The Company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the Company has the authority to indemnify him against such liability expenses.

ARTICLE VIII

Amendment of Corporate Documents

1. Articles of Incorporation.  Whenever any vote of the holders of voting shares of the capital stock of the Company is required by law to amend, alter, repeal or rescind any provision of these Articles of Incorporation, such alteration, amendment, repeal or rescission of any provision of these Articles of Incorporation must be approved by the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding voting shares of capital stock of the Company, voting together as a single class.  Subject to the provisions hereof, the Company reserves the right at any time, and from time to time, to amend, alter, repeal or rescind any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in their present form or as hereafter amended are granted subject to the rights reserved in this Article.

2. Bylaws.  In addition to any affirmative vote required by law, any change of the Bylaws may be adopted either (a) by the affirmative vote of a majority of the Board of Directors, or (b) by the stockholders by the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding voting shares of capital stock of the Company, voting together as a single class.

ARTICLE IX

Application of NRS 78.411 to 78.444, Inclusive

These Articles of Incorporation expressly provide that the Company shall not be governed by Sections 78.411 to 78.444 of the NRS, inclusive.

ARTICLE X

Existence

The Company is to have perpetual existence.

These resolutions are declared on November 22, 2019 and shall be effective on filing with the Secretary of State of Nevada.

/s/Merle Ferguson

Merle Ferguson, President